Exhibit 5.1

Our File No.: 28183-0071-0000

December 23, 2016

Arbutus Biopharma Corporation

100 – 8900 Glenlyon Parkway

Glenlyon Business Park

Burnaby, B.C.

V5J 5J8

Dear Sirs/Mesdames:

Re:	Arbutus Biopharma Corporation

Registration Statement on Form S-3

We are Canadian counsel to Arbutus Biopharma Corporation (the “Corporation”), a British Columbia, Canada company, and have been requested to provide this opinion in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) to be filed on the date hereby by the Corporation with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale by the Corporation, from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act, of up to a proposed maximum aggregate offering amount of US$150,000,000 of the Corporation’s (a) common shares, no par value, (the “Common Shares”), (b) warrants of the Corporation to purchase Common Shares (the “Warrants”), and (c) units of the Corporation (the “Units”) consisting of Common Shares, Warrants or any combination of the foregoing (the Common Shares, Warrants and Units are collectively referred to herein as the “Securities”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: (1) the Registration Statement; (2) the Corporation’s Notice of Articles as amended (the “Notice of Articles”), as in effect on the date hereof; (3) the Corporation’s Articles as amended (together with the Notice of Articles, the “Constating Documents”), as in effect on the date hereof; and (4) a copy of the resolutions of the Corporation’s board of directors, relating to the issuance and sale of the Securities and other matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Corporation and such agreements, certificates of public officials, certificates of officers, or other representatives of the Corporation, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents. In making our examination of executed documents or documents which may be executed, we have assumed that the parties thereto (other than the Corporation) had or will have the power, corporate or other, and capacity to enter into and perform all obligations thereunder and that such party is duly organized, in existence and in good standing. We have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that (except to the extent we have opined on such matters below) such documents constitute or will constitute valid and binding obligations of the parties thereto, enforceable against such party in accordance with its terms.

As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Corporation and others. We have also assumed that, at the time of issuance of any Securities: (1) the Constating Documents, and the Applicable Law (defined below) shall not have been amended so as to affect the validity of such issuance, (2) the Common Shares are in accordance with the Constating Documents; (3) the Corporation is validly existing and in good standing under the British Columbia Business Corporations Act; (4) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become and remains effective under the Securities Act, an appropriate amended prospectus or prospectus supplement with respect to the Securities has been prepared, delivered, and filed in compliance with the Securities Act and the applicable rules and regulations thereunder; (5) all offered Securities will be issued and sold in compliance with applicable provincial, federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (6) a definitive purchase, underwriting, placement agency or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Corporation and the other parties thereto; (7) the Warrants and any agreements executed and delivered by the Corporation with respect to the Warrant, including the certificates representing the Warrant (collectively, the “Warrant Documents”) will be governed by and interpreted in accordance with the laws applicable thereon; (8) the Units and any agreements executed and delivered by the Corporation with respect to the Units, including the certificates representing the Units (collectively, the “Unit Documents”), will be governed by and interpreted in accordance with the laws applicable thereon; (9) insofar as any obligation under any of the Warrant Documents or Unit Documents applicable to the Warrants or the Units, respectively, is to be performed in any jurisdiction outside their respective governing law jurisdiction, such performance will not be illegal or unenforceable by virtue of the laws of such jurisdiction; (10) any Securities issuable upon conversion, exchange, redemption or exercise of any Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise; (11) with respect to the Common Shares offered by the Corporation, there will be sufficient Common Shares authorized under the Corporation’s organizational documents and not otherwise reserved for issuance.

Wherever this opinion is qualified by the phrase “of which we are aware” with respect to the existence or absence of facts, it is intended to indicate that during the course of our representation of the Corporation, and during the course of our examination referred to above, no information has come to our attention which would give us actual knowledge of the existence or absence of such facts. However, we have not undertaken any independent investigation to determine the existence or absence of such facts and any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such an investigation. No inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Corporation.

Our opinion set forth below is limited to the laws of the Province of British Columbia, Canada and the laws of Canada applicable therein (the “Applicable Law”). Our opinion is also limited to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings, or registrations with governmental authorities are relevant, to those required under Applicable Law. We do not express any opinion with respect to the laws of any other jurisdiction and the opinion expressed by us is qualified to the extent that any law, other than the Applicable Law, may be relevant to the opinion expressed by us, upon which we express no opinion. The Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the Applicable Law, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based and relying upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

1.	With respect to the Common Shares that are Securities, when (a) the Board of Directors of the Corporation or a duly constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the “Board”) has taken all necessary corporate action to approve the issuance of and the terms of the offering of such Common Shares and all matters related thereto and (b) the Common Shares have been delivered either (i) in accordance with the applicable definitive purchase, underwriting, placement agency or similar agreement approved by the Board, or upon the exercise of Warrants to purchase Common Shares, upon full payment of the consideration therefor provided for therein, or (ii) upon conversion or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion or exercise as approved by the Board, for the full consideration approved by the Board, then such Common Shares will be validly issued, fully paid and non-assessable shares in the capital of the Corporation.

2.	With respect to the Warrants, when (a) the Board has taken all necessary corporate action to approve the issuance of and the terms of the Warrants and all matters related thereto and (b) the Warrants have been duly executed and delivered against full payment therefor, pursuant to the applicable definitive purchase, underwriting, warrant, placement agency or similar agreement duly authorized, executed and delivered by the Corporation and, if applicable, a warrant agent, and the certificates for the Warrants have been duly executed and delivered by the Corporation and such warrant agent, then the Warrants will be validly issued and will constitute valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms.

3.	With respect to the Units, when (a) the Board has taken all necessary corporate action to approve the issuance of and the terms of the Units (including Securities underlying the Units) and all matters related thereto and (b) the Units (including Securities underlying the Units) have been duly executed and delivered against payment therefor, pursuant to the applicable definitive purchase, underwriting, unit, placement agency or similar agreement duly authorized, executed and delivered by the Corporation and the certificates for the Units have been duly executed and delivered in accordance with such purchase, underwriting, unit, placement agency or similar agreement, then the Units (including Securities underlying the Units) will be validly issued and will constitute valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms.

The opinions expressed above are subject to the following qualifications:

(a)	The enforceability of the Warrants and the Units is subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium and other laws of general application limiting the enforcement of creditors’ rights generally.

(b)	The enforceability of the Warrants and the Units is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court.

(c)	The enforceability of any provision in any of the Warrant Documents or Unit Documents applicable to the Warrants or the Units, respectively, that purports to sever from such Warrants or Units, as the case may be, any provision that is prohibited or unenforceable under applicable law without affecting the enforceability of the remainder of such Warrants or Units, as the case may be, would be determined only in the discretion of a court.

(d)	The recoverability of costs and expenses may be limited to those a court considers to be reasonably incurred and the costs and expenses incidental to all court proceedings are in the discretion of the court, and the court has the power to determine by whom and to what extent these costs shall be paid.

(e)	The enforceability of any rights of indemnity or contribution in any of the Warrant Documents or Unit Documents applicable to the Warrants or the Units, respectively, may be limited by applicable law to the extent that such rights directly or indirectly relate to liabilities imposed by law for which it would be contrary to public policy to require a person to provide indemnification or contribution.

(f)	The enforceability of the Warrants and the Units is subject to the provisions of the Limitations Act (British Columbia).

(g)	Courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada.

(h)	We express no opinion as to:

A.	the enforceability of any provision in any of the Warrant Documents or Unit Documents applicable to the Warrants or the Units, respectively, to the extent it purports to exculpate a person from a liability or duty otherwise owed by it, waives rights or defences or agrees not to challenge the validity or enforceability of remedies;

B.	the enforceability of any provision in any of the Warrant Documents or Unit Documents applicable to the Warrants or the Units, respectively, that states that amendments or waivers of or with respect to the Warrants or the Units, as the case may be, that are not in writing will not be effective;

C.	the enforceability of any provision in any of the Warrant Documents or Unit Documents applicable to the Warrants or the Units, respectively, to the extent it purports to exculpate any person from liability in respect of acts or omissions that may be illegal, fraudulent or involve wilful misconduct; and

D.	the enforceability of any provision in any of the Warrant Documents or Unit Documents applicable to the Warrants or the Units, respectively, purporting to confer any benefits thereunder on any third party.

(i)	We express no opinion as to compliance with the Personal Information Protection and Electronic Documents Act (Canada) or the Personal Information Protection Act (British Columbia).

(j)	A court may decline to accept the factual and legal determinations of a party notwithstanding that a contract or instrument provides that the determinations of that party shall be conclusive.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in the Applicable Law.

Very truly yours,

/s/ Farris, Vaughan, Wills & Murphy LLP